Exhibit 10.1

CONVERSION AND SETTLEMENT AGREEMENT

This Conversion and Settlement Agreement (the “Agreement”), dated as of November 19, 2015, is made and entered into by and between NeuLion, Inc., a Delaware corporation (the “Company”), and the holders of the Company’s Class 3 Preference Shares, par value $0.01 (the “Class 3 Preferred Holders”) and the holders of the Company’s Class 4 Preference Shares, par value $0.01 (the “Class 4 Preferred Holders” and, together with the Class 3 Preferred Holders, the “Preferred Holders”) set forth on Exhibit A.

WHEREAS, as of the date hereof there are issued and outstanding 17,176,818 shares of Class 3 Preference Shares and 10,912,265 shares of Class 4 Preference Shares (collectively, the “Preferred Shares”).

WHEREAS, each Preferred Holder has the right to convert any or all of the Class 3 Preference Shares and Class 4 Preference Shares owned by such holder, at such holder’s option, at any time, into shares of the Company’s common stock, par value $0.01 (“Common Stock”) on a one for one basis (“Conversion”).

WHEREAS, in the event of a Conversion, the Class 3 Preferred Holders shall be entitled to the payment of all accrued but unpaid dividends in cash and the holders of the Class 4 Preferred Shares shall be entitled to the payment of all unpaid dividends in shares of Common Stock based on a conversion price equal to the trading price of the Common Stock at the close of business on the last trading day prior to the date of Conversion, in both instances if such dividends have been declared by the Board of Directors of the Company.

WHEREAS, the Preferred Holders desire to convert all of the Preferred Shares.

WHEREAS, the Boards of Directors have not declared any dividends on the Preferred Shares.

WHEREAS, the Company and the Preferred Holders have negotiated certain terms as an inducement for the Conversion of the Preferred Shares.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.         Conversion.

(a)           Each Preferred Holder hereby agrees to convert the number of Preferred Shares owned by such Preferred Holder into Common Stock on a one for one basis.  The number of shares of Common Stock to be issued to each holder on the consummation of the Conversion shall be set forth opposite such Preferred Holder’s name on Exhibit A (the “Conversion Shares”).  The Conversion Shares shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring prior to the Closing.

(b)           As an inducement for the Conversion as of the date hereof, the Company hereby agrees to pay the Class 3 Preferred Holders an aggregate amount equal to $2,898,667 and the Class 4 Preferred Holders an aggregate amount equal to $1,231,933 (each amount, a “Settlement Payment”), each amount payable in shares of Common Stock.  Each Preferred Holder shall be entitled to its pro rata share of the Settlement Payment based on its pro rata ownership of the number of Class 3 Preference Shares or Class 4 Preference Shares being converted by such Preferred Holder.  The number of shares of Common Stock payable to each Preferred Holder in satisfaction of the Settlement Payment due each Preferred Holder upon Conversion shall be equal to the Settlement Payment due such Preferred Holder divided by the Fair Market Value of a share of Common Stock on the Closing Date (the “Settlement Shares”).  “Fair Market Value” means the United States dollar equivalent of the per share price of the Common Stock equal to the volume weighted average price of the Common Stock reported on the Toronto Stock Exchange or on the principal exchange or over the counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, for the five (5) trading days immediately prior to the date the subject shares of Common Stock are to be determined or any adjustment thereto are to be made. The rate to be used for the conversion of Canadian dollars to United States dollars shall be the Bank of Canada noon rates on the dates on which such conversion is to be calculated.

(c)           Each Preferred Holder acknowledges and agrees that upon receipt of the Conversion Shares and the Settlement Shares due such Preferred Holder, the Company shall have fully satisfied its obligations to such Preferred Holder as set forth in the Company’s Certificate of Incorporation, as amended, upon the occurrence of a conversion.

2.         Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic mail or such other method as the Company and the Preferred Holders shall agree.  The date on which the Closing  shall occur shall be the “Closing Date”.  At the Closing, the Company shall deliver to each Preferred Holder a stock certificate in the name of such Preferred Holder representing the aggregate number of Conversion Shares and Settlement Shares (as calculated based on the Settlement Payment due such Preferred Holder) due to such Preferred Holder.

3.         Notices.  Any notice, demand or other communication required or permitted to be given in respect of this Agreement shall be in writing and shall be given by facsimile, by courier or by hand-delivery as provided below.  Any notice or other communication, if sent by facsimile, shall be deemed to have been received on the business day on which it was sent, or if delivered by courier shall be deemed to have been received on the business day following the day on which it was sent, or if delivered by hand shall be deemed to have been received at the time it is delivered.  Notice of change of address shall also be governed by this section.  Notices and other communications shall be addressed and delivered to the address set forth on the signature page of each party hereto.

4.         Legal Fees and Expenses.  The parties shall pay their own fees and expenses in connection with this Agreement and the transactions contemplated hereby.

5.         Amendments.  This Agreement shall not be modified, amended or terminated without the written consent of all of the parties hereto.

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6.         Further Assurances.  Each party shall use its reasonable best efforts to do all things necessary and advisable to make effective the transactions contemplated hereby and shall cooperate and take such action as may be reasonably requested by the other party in order in carry out fully the provisions and purposes of this Agreement and the transactions contemplated thereby.

7.         Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

8.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

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IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

NEULION, INC.

By:	/s/ Roy E. Reichbach
Name:	Roy E. Reichbach
Title:	General Counsel and Corporate Secretary

Address:	1600 Old Country Road
Plainview, NY 11803

Facsimile:	516-622-7510

JK&B CAPITAL V, L.P.
By:	JK&B Management V, L.P., its General Partner
By:	JK&B Capital V, L.L.C., its General Partner

By:	/s/ David Kronfeld
Name:	David Kronfeld
Title:	Managing Member

Address:	180N. Stetson Avenue, Ste 4500
Chicago, IL 60601

Facsimile:	312-946-1103

JK&B CAPITAL V SPECIAL OPPORTUNITY FUND, L.P.
By:	JK&B Management V, L.P., its General Partner
By:	JK&B Capital V, L.L.C., its General Partner

By:	/s/ David Kronfeld
Name:	David Kronfeld
Title:	Managing Member

Address:	180N. Stetson Avenue, Ste 4500
Chicago, IL 60601

Facsimile:	312-946-1103

THE GABRIEL A. BATTISTA REVOCABLE TRUST UNDER A TRUST DECLARATION DATED AUGUST 22, 2006

By:	/s/ Gabriel A. Battista
Trustee

Address:	10347 Carol Street
Great Falls, VA 22066
USA

Facsimile:

EXHIBIT A
PREFERRED HOLDERS

Holder	Class 3 Preference Shares	Class 4 Preference Shares	Aggregate Conversion Shares
JK&B Capital V, L.P.	9,732,042	6,219,991	15,952,033
JK&B Capital V Special Opportunity Fund, L.P.	7,341,715	4,692,274	12,033,989
The Gabriel A. Battista Revocable Trust Under a Trust Declaration dated August 22, 2006	103,061	0	103,061